Exhibit 10.22

SECOND AMENDMENT TO LEASE

.THIS SECOND AMENDMENT TO LEASE (the 'Amendment') is entered into as of this 16th day of October, 2018 (the "Amendment Effective Date") by and between 25 CORPORATE DRIVE LLC, a Delaware limited liability company having an address c/o Spear Street Capital, One Market Plaza, Suite 425, San Francisco, CA 94105 ("Landlord"), and EVERBRIDGE, INC., a Delaware corporation, having an address at 25 Corporate Drive, Suite 400, Burlington, MA 01803 ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are holders of the landlord's and tenant's interests, respectively, under that certain Lease dated as of December 16, 2016 (the "Original Lease"), as amended by First Amendment To Lease dated as of February 6, 2018 (the ''First Amendment") for approximately 73,346 rentable square feet of space on the third (3rd) and fourth (4th) floors of the building (the "Building") located at 25 Corporate Drive, Burlington, Massachusetts (the "Existing Premises");

WHEREAS, Tenant has requested Landlord's consent to perform the alterations (the

"Proposed Third Floor Alterations”) to the third (3rd) floor portion of the Premises that are described in the plan attached as Exhibit A hereto (the "3rd Floor Plan"); and

WHEREAS, the parties desire to (a) confirm Landlord's consent to the Proposed Third Floor Alterations, including the conditions of such consent, (b) confirm the Option B Expansion Premises Commencement Date and (c) amend the Lease regarding the use of the parking facilities at the Property, all as hereinafter set forth.

Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:

1.
Confirmation of Option B Expansion Premises Commencement Date. The Option B Expansion Premises Commencement Date for all purposes under the Lease is October 2, 2018.

2.
Landlord's Approval of 3rd Floor Plan. Although the occupancy density contemplated for the Proposed Third Floor Alterations as described in the 3rd Floor Plan exceeds Landlord's building standard density occupancy limit, Landlord hereby nevertheless approves Tenant's construction of the Proposed Third Floor Alterations, but subject to the following conditions:

A.
Tenant shall perform the Proposed Third Floor Alterations in accordance with the provisions of the Lease (including, without limitation, Section 8.3.2 of the Original Lease).

B.
The construction of the Proposed Third Floor Alterations shall be subject to Tenant's compliance with the provisions of Exhibit B hereto.

3.
Confirmation of Tenant's Parking Space Allotment. Effective as of the Option B Expansion Premises Commencement Date, Section 1.3 of the Original Lease is hereby amended by deleting the second sentence and by substituting therefor the following sentence: "Upon the Option B Expansion Premises Commencement Date, Tenant shall be entitled to 227 parking spaces pursuant to such ratio."
4.
Section 1.3 of the Original Lease is hereby further amended by adding the following paragraph at the end of such Section 1.3:

"Notwithstanding any terms or provisions above, if Landlord reasonably believes that Tenant or any party(s) acting under Tenant is using more parking spaces at the Property than Tenant is entitled to use under this Lease, then Tenant shall take such actions as are reasonably required by Landlord to eliminate the parking problem. If Tenant does not agree in good faith that it or any party acting under Tenant is overusing parking spaces, then the parties shall agree on a reasonable, independent test to make such determination (e.g., Tenant shall pay for an independent contractor to take car counts to determine if Tenant is exceeding its parking allocation, but if such independent contractor determines that Tenant is not overusing parking spaces, Landlord [and not Tenant] shall pay for such independent contractor's costs). If Tenant fails to eliminate any such overuse of parking spaces, Landlord shall have the right to install equipment to control access to the parking areas at the Property and/or implement Landlord's desired parking control methods, at Tenant's expense; provided that Tenant shall not be obligated to pay more than $125,000.00 to Landlord for Landlord's costs to purchase and install any such parking access control equipment, systems and related signage ("Parking Access Control System and Equipment"). Notwithstanding the prior sentence, however, prior to purchasing and installing the Parking Access Control System and Equipment as provided in the prior sentence, Landlord, acting in good faith, will reasonably take into account whether other tenants are also overusing parking spaces ("overparking tenants") and, if so, Landlord will reasonably allocate the costs of purchasing and installing such Parking Access Control System and Equipment between or among Tenant and such other overparking tenant(s). After the purchase and installation of the Parking Access Control System and Equipment has been completed, the ongoing maintenance and operating costs subsequently incurred for the Parking Access Control System and Equipment shall be included in Operating Expenses. From and after October 15, 2018, Landlord shall use commercially diligent efforts to attempt to include similar parking overuse enforcement language in new leases that Landlord enters into for space at the Property with new tenants occupying at least 30,000 rentable square feet; provided, however, that Landlord shall not be in default under the Lease if it fails to comply with the provisions of this sentence."

5.
Ratification of Lease Provisions. Except as otherwise expressly amended, modified and provided for in this Amendment, Tenant hereby ratifies all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

6.
Successors And Assigns. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as amended hereby) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.
Submission Of Amendment Not An Offer. The submission of this Amendment shall not constitute an offer and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

8.
Miscellaneous. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Tenant represents and warrants to Landlord that, as of the Effective Date, (a) Tenant is not in default under any of the terms and provisions of the Lease, (b) to Tenant's knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord under the Lease, and (c) Tenant is unaware of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease. Tenant further acknowledges that Tenant has no defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease (including, without limitation, any rentals or other charges due or to become due under the Lease).

9.
Resolution Of Inconsistencies Or Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

10.
Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts.
11.
Requirement Of Written Modification. This Amendment shall not be modified except in writing signed by both parties hereto.

12.
Counterpart Execution. This Amendment may be executed by the parties hereto in multiple counterparts; each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or e-mailed/pdf signatures may be used in place of original signatures on this Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed/pdf document, are aware that the other party will rely on the telecopied or e mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.
13.
Authority. Tenant represents and warrants to Landlord that all requisite organizational action has been taken in connection with this Amendment, and that the individual signing on behalf of Tenant has been duly authorized to bind Tenant. Landlord represents and warrants to Tenant that all requisite organizational action has been taken in connection with this Amendment, and that the individual signing on behalf of Landlord has been duly authorized to bind Landlord.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first indicated above.

Landlord:

25 CORPORATE DRIVE LLC, a Delaware limited liability company

By: /s/ Rajiv S. Patel

Name: Rajiv S. Patel

Title: President

Tenant:

EVERBRIDGE, INC., a Delaware corporation

By: /s/ Kenneth S. Goldman

Name: Kenneth S. Goldman

Title: Senior Vice President & CFO

Everbridge, Inc.

EXHIBIT A

Plan For Tenant's Proposed Third Floor Alterations

EVERBRIDGE

FURNITURE PLAN

EXISTING TO BE HEIGHT ADJUSTABLE

EXHIBIT B

CBRE

Phone: 781-272-4212

25 Corporate Drive, Suite 110

Burlington, MA 01803

October 3, 2018

Deb Cafarella Everbridge

25 Corporate Drive, 4th Floor Burlington, MA 01803

RE: Everbridge- 3rd Floor Alterations - 25 Corporate Drive, Burlington, MA

Dear Deb,

The proposed interior alterations for Everbridge's (Tenant) leased space on the 3rd floor at 25 Corporate Drive, Burlington, MA, have been reviewed by CBRE, Inc. (Building Management) and are subject to the following comments/requirements and Tenant's acknowledgement:

The scope of the work will be as indicated on the drawings prepared by SGA dated 9/7 /18.

Comments and Requirements

1)
A Pre-Construction Balancing Report will be required in order to confirm supply CFM is adequate for the proposed density throughout the space prior to construction. The engineer will be responsible for traversing the supply and return ducts to ensure proper CFM is calculated. The report will also need to confirm the amount of fresh air being delivered to the space meets the requirements for the proposed density of the new floorplan.

2)
HVAC controls & devices throughout the space are to be upgraded to DOC (Direct Digital Controls). It will be the responsibility of the MEP Engineer to outline the sequence of operation for the upgraded controls.

3)
New T-Stats shall be installed at 54" to center not the proposed 48".

4)
The Mechanical Contractor needs to receive approval from Landlord prior to purchase of new FPTs or VAVs.

5)
Please confirm where the power for the exhaust fan will be fed from.

6)
Floor scanning is required prior to floor coring to ensure piping, conduit, or wiring is not damaged. Floor cores must be approved by Landlord prior to the work being completed.

CBRE

Phone: 781-272-4212

25 Corporate Drive, Suite 110

Burlington, MA 01803

7)
It will be the responsibility of the Demolition Contractor to be aware of any pneumatic lines that could be intermingled with the electrical lines during demolition. Any pneumatic and HVAC devices that are damaged during demolition will be the responsibility of the contractor to remedy.

8)
Shops and material submittals for fire alarm and sprinkler work must be submitted to the respective base building vendors to ensure all proposed materials are conducive to the base building systems.

9)
Metal clad fire alarm wire is required above the ceiling.

10)
Sprinkler heads are required to be turned up while the acoustical ceiling is removed.

11)
The passenger elevators on the 3rd floor must be covered and protected at all times during active construction.

12)
A check meter is to be installed in order to monitor the electrical usage of any supplemental HVAC units.

13)
All locksets shall be keyed to the building master system. Master key system must go through the base building's locksmith - Benton Lock.

14)
Any revisions in scope as Indicated on the previously reviewed drawings must receive Landlord's written approval prior to performing the work.

15)
All work to be coordinated with the Building Management. The management office can be reached at 781-272-4212.

16)
All work to be performed in a manner which will cause no disruptions to other tenants in the building or the other buildings at 25 Corporate Drive. All loud work must be completed during non-business hours (before 8am or after 6pm).

17)
All work performed will comply with all prevailing local, state and federal building codes and regulations.

18)
A copy of all permits will be delivered to the Landlord's representative prior to commencement of work and upon completion of work the original Certificate of Occupancy will be delivered to Landlord's representative.

CBRE

Phone: 781-272-4212

25 Corporate Drive, Suite 110

Burlington, MA 01803

19)
Tenant shall have the General Contractor deliver to Landlord's representative a list of emergency telephone numbers for the General Contractor and the name, contact and office numbers of all subcontractors.

20)
Tenant shall have the General Contractor deliver to Landlord's representative a copy of "close out documents" which will include, at a minimum, a complete set of as-builts and a copy of submittals and warranties and manuals.

21)
Tenant shall have the General Contractor, security and cabling vendors deliver to Landlord's representative a certificate of insurance listing "25 Corporate Drive, LLC, Spear Street Capital, and CBRE, Inc. as additionally insured.

For the avoidance of doubt, this document shall not serve as Landlord's approval of Tenant's space plan. Per ongoing discussions, Landlord is continuing to review Tenant's space plan and will respond via separate correspondence.

If you have any questions or concerns related to our comments and requirements, please do not hesitate to reach out to me directly at daniel.ferdenzi@cbre.com or via phone at 781-272-4212.

Respectfully,

/s/ Daniel Ferdenzi

Daniel Ferdenzi

Senior Real Estate Manager

CBRE, Inc.